Exhibit 10.2
SIDE LETTER AGREEMENT
Date: November 30, 2021
This Side Letter Agreement (this “Agreement”) is executed effective on November 30, 2021 among the following parties in Pudong New District, Shanghai:
1.Shanghai MTM Equity Investment Fund Partnership (L.P.), a limited liability partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“Capital Contributor I”)
Address: 3303-3306, S2, BFC, No.600 Zhongshan Road(E-2), Huangpu District, Shanghai
Unified Social Credit Code: 91310000MA1FL4N12P
2.Qingdao MTM Venture Capital Partnership (L.P.), a limited liability partnership enterprise duly incorporated and validly existing under the laws of China (“Capital Contributor II”)
Address: 1006, East Wing, Fenghui Times Building, Taipingqiao Street, Xicheng District, Beijing
Unified Social Credit Code: 91370281MA94CA9U2Q
3.Hangzhou Canaan Creative Information Technology Limited, a limited liability company duly incorporated and validly existing in accordance with Chinese laws (“Capital Contributor III”)
Address: Room 603-2,6/F, China Resources Building A Shangcheng District, Hangzhou, China
Unified Social Credit Code: 913301040648566680
4.VeriSilicon Microelectronics (Shanghai) Co., Ltd, a limited liability company duly incorporated and validly existing in accordance with Chinese laws (“Capital Contributor Ⅳ”)
Address: 20 / F, Zhangjiang Building, 560 Songtao Road, Pudong New area, Shanghai，China
Unified Social Credit Code: 91310115703490552J
5.Ting Xin Lan (Shanghai) Management Consulting Partnership (Limited Partnership), a partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“Capital Contributor Ⅴ”)
Address: Building C, No. 888, Huanhu West 2nd Road, Lin-gang Special Area of China (Shanghai) Pilot Free Trade Zone
Business Certificate: 91310000MA1H3TK15G
6.Xuan Xin Miao (Shanghai) Management Consulting Partnership (Limited Partnership), a partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“Capital Contributor Ⅵ”)
Address: Building C, No. 888, Huanhu West 2nd Road, Lin-gang Special Area of China (Shanghai) Pilot Free Trade Zone
Business Certificate: 91310000MA1H3ULA80
7.Yi Xin Ran (Shanghai) Management Consulting Partnership (Limited Partnership), a partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“Capital Contributo Ⅶ”)

Address: Building C, No. 888, Huanhu West 2nd Road, Lin-gang Special Area of China (Shanghai) Pilot Free Trade Zone
Business Certificate: 91310000MA1H3U352P
8.Chunhe Hong Kong Limited, A Hong Kong corporation, company number 3054988 (“Capital Contributor Ⅷ”)
Address: Rooms 1101-04 38 Gloucester Road Hong Kong
9.Beijing E-town Changhou Display Chip Venture Capital Center (Limited Partnership), a partnership enterprise duly and validly existing in accordance with Chinese Laws (“Capital Contributor Ⅸ”)
Address: Room D1205 of CATIC Plaza, Beijing BDA Ronghua Road No.15.
Business Certificate: 91110302MA01FR644U
10.Pixelworks Semiconductor Technology Company, LLC, （“Parent”）
An American limited liability company, registration number 237548-98
Address: 16760 SW Upper Boones Ferry Road， Suite 101， Portland, Oregon, 97229，USA
11.Pixelworks Semiconductor Technology (Shanghai) Co., Ltd., a limited liability company duly incorporated and validly existing in accordance with Chinese laws (“Company”)
Address: 17 Floor No.1 Sandhill Plaza 2290 Zuchongzhi Road, Pudong New District, Shanghai, China
United Social Credit Code: 913100007696958760
The contracting parties of this Amendment shall be respectively referred to as a “Party” or collectively “Parties” in this Amendment.
RECITALS
WHEREAS: Certain of the Parties entered into that certain Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd. dated August 9, 2021 (the “Capital Increase Agreement”);
WHEREAS: The Parties to the Capital Increase Agreement have agreed to amend such agreement contingent upon the execution of this Agreement;
WHEREAS, Parent is the direct parent entity of the Company;
NOW THEREFORE: The Parties enter into and perform this Agreement based on equality, voluntariness and consensus:
AGREEMENT
1.Definitions.
1.1“Capital Contributors” means, collectively, Capital Contributor I, Capital Contributor II, Capital Contributor III, Capital Contributor IV, Capital Contributor V, Capital Contributor Ⅵ, Capital Contributor Ⅶ, Capital Contributor Ⅷ and Capital Contributor Ⅸ.
1.2“Change in Control” means the occurrence of either of the following events: (i) an acquisition of Parent by another entity by means of any transaction or series of related transactions (including, without limitation, a merger, consolidation, stock acquisition or otherwise) to which Parent is a party and in which a majority of the total outstanding voting power of Parent is transferred or (ii) a sale of all or substantially all of Parent’s equity interest in Company to another entity that is not controlled by Parent or any controlled subsidiary of Parent; provided however, a transaction shall not constitute a Change in Control if the primary purpose of such transaction is to change the jurisdiction of the Parent’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Parent’s securities immediately before such transaction.
1.3“Definitive Agreement” shall mean the definitive agreement governing a Change in Control transaction.
1.4“Laws” shall mean, for any person or entity, any laws, regulations, rules, orders, notices, judgments, rulings, awards, decisions and other forms of documents applicable to such person or entity that are regulatory or legally enforceable issued by any Government Authority or regulatory authority.
1.5“Government Authority” shall mean the legislative, administrative, judicial, regulatory departments, agencies or committees of any country or region.
1.6“Qualified Listing” shall mean the Company's initial public offering and listing on the Shanghai Stock Exchange, Shenzhen Stock Exchange, or other securities exchange markets as provided for in the Capital Increase Agreement.
1.7“Repurchase Provision” shall mean a post-closing covenant in the Definitive Agreement that survives the consummation of the Change in Control transaction which provides that, if a Triggering Event occurs, the Capital Contributors have the right to request the Successor Entity to repurchase, within 60 days of such Triggering Event, all of the Company’s equity held by the Capital Contributors at the original subscription price of the equity plus 20%.
1.8“Successor Entity” means the successor entity resulting from the Change of Control or a parent or subsidiary of such successor entity.
1.9“Triggering Event” means (a) the closing of the Change in Control or (b) following the closing of the Change in Control, the Company fails to consummate the Qualified Listing before June 30, 2024, because of one of the following reasons: (i) the Successor Entity refuses to file or withdraws the application with respect to the Qualified Listing and does not file or re-file it in time to consummate a Qualified Listing prior to June 30, 2024, (ii) the application with respect to the Qualified Listing is rejected, and such application is not re-filed, due to the Successor Entity’s failure to diligently pursue approval in good faith, or (iii) the application is approved but the Successor Entity fails to consummate the Qualified Listing without good reason.

2.Change in Control Obligation. In the event of a Change in Control, Parent shall ensure that the Definitive Agreement includes the Repurchase Provision.
3.Effectiveness, supplement and amendment. This Agreement shall take effect upon signing (in case of a natural person) and stamping (where it is not a natural person) of the Parties of this Agreement. This Agreement may be amended or changed after the Parties to this Agreement reach consensus. Any amendment or change shall be made in writing and shall be signed (in case of a natural person) and stamped (where it is not a natural person) of the Parties of this Agreement.
4.Termination. This Agreement shall be terminated in the following manner (for the avoidance of doubt, each Party agrees that, regardless of the provisions of the Laws or contract, this Agreement shall not be terminated for any other reasons):
1.1The Parties to this Agreement shall mutually terminate in a written agreement and determine the effective date of termination; or
1.2This Agreement and all obligations pursuant hereto shall terminate immediately on the date of the Qualified Listing.
5.Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of California, without regard applicable principles of conflicts of law. Any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought exclusively in any federal or state court located in Santa Clara County, California. Each Party: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of and venue in each federal or state court located in Santa Clara County, California (and each appellate court located in the State of California) in connection with any such action, suit or legal proceeding; (ii) agrees that each federal or state court located in Santa Clara County, California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or other legal proceeding commenced in any federal or state court located in Santa Clara County, California, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or other legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other legal proceeding is improper, that challenges the application of the internal laws of the State of California, or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
6.Continuance of performance. During the dispute resolution, each Party shall continue to enjoy other respective rights under this Agreement and continue to perform relevant obligations under this Agreement.
7.Adjustment of law. After this Agreement takes effect, if new Laws, regulations, or ordinances are promulgated or the current Laws, regulations, or ordinances are amended or interpreted such that the economic interest of any Party or any plan set forth in this Agreement is affected by the Material Adverse Effect (as defined in the Capital Increase Agreement), each Party shall enter into negotiation immediately and make the best effort to maintain the economic interest each Party is entitled to under this Agreement, or shall continue to make adjustment necessary to enforce the affected plans, such adjustment shall not be less than the interest each Party is entitled to or the plan to be executed before such Laws, regulations and ordinances are promulgated, amended or interpreted.
8.Transfer of this Agreement. Any Party shall not transfer the rights and/or obligations under this Agreement without other Parties’ prior written consent. This Agreement shall be binding on each Party of this Agreement, its respective successors and permitted assigns and the benefit shall inure to all such Parties.
9.Severally but not jointly. Each Capital Contributor shall have separate rights and obligations with respect to this Agreement, and each Capital Contributor shall not be deemed to form a joint venture or other affiliated relationship by reason of the execution and performance of this Agreement. Any waiver by any of the Capital Contributor of its rights or the release or termination of this Agreement shall be effective only to the extent of such party's rights and obligations and shall not constitute a waiver by the other Capital Contributors of their rights or a release or termination of this Agreement.
10.Severability. If one or more provisions of this Agreement are declared to be invalid, non-binding or unenforceable, the remaining provisions of this Agreement shall remain in full force and shall be interpreted as closely as possible to the original language of such invalid, non-binding or unenforceable provisions.

11.Costs and expenses. Costs, expenses and taxes incurred to the Parties in connection with this Agreement shall be borne by each of them respectively.
12.Title. The headings and titles in this Agreement are provided for convenience only and shall not affect the meaning and interpretation of any terms of this Agreement.
13.Notice. All the notices or other communication under this Agreement shall be in writing and delivered to the address, telephone number, or e-mail set forth in the Capital Increase Agreement, or the address, telephone number, or e-mail with prior written notice seven (7) days in advance to relevant Parties.
14.Entire Agreement. This Agreement, together with the Capital Increase Agreement and amendments made thereto, collectively constitute the ultimate expression of the agreement of all the Parties and is the complete and exclusive representation of the agreement and understanding of the contemplated transaction of all the Parties in this Agreement. This Agreement supersedes any prior negotiation, agreement and understanding (whether written or oral) regarding the subject matter hereof.
15.Counterpart. This Agreement is made in 15 copies. The Company holds 1 copy and each of other Parties holds 1 copy. This Agreement shall be made in both Chinese and English. In the case of any discrepancy between the versions of these two languages, the Chinese version shall prevail.
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